EXHIBIT 3.6

AMENDMENT

TO

AMENDED AND RESTATED DECLARATION OF TRUST

OF

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

The text of Article IV, Section 4.3 of the Declaration of Trust which is currently stated as follows:

“4.3           Qualifications

The Trustees shall be individuals of full age, and no person shall qualify as a Trustee until he shall have either, signed this Declaration of Trust or agreed in writing to be bound in all respects by the Declaration. No person shall be qualified to act as Trustee who has purchased or subscribed for less than 500 shares of the Trust. In the event that a Trustee's shareholding shall fall below 500 shares, the Secretary shall give such Trustee 10 days written notice of his apparent disqualification and during said period of 10 days such Trustee shall have the opportunity to correct such disqualification by acquiring the necessary amount of shares. Upon his failure to do so within the said 10 days, he shall be disqualified and shall be relieved of his duties and powers as such Trustee. The Trustees shall be under no obligation to issue or to sell the necessary shares to such apparently disqualified Trustee for the purpose of restoring or correcting his qualification. No person shall serve as Trustee who has attained 76 years of age; provided however, in the event any Trustee shall reach the age of 76 during his or her term of office, the Trustee shall be permitted to complete his or her then current term.”

shall be deleted in its entirely and the following text shall be substituted therefor:

“4.3          Qualifications

The Trustees shall be individuals of full age, and no person shall qualify as a Trustee until he shall have either, signed this Declaration of Trust or agreed in writing to be bound in all respects by the Declaration. No person shall be qualified to act as Trustee who has purchased or subscribed for less than 500 shares of the Trust. In the event that a Trustee's shareholding shall fall below 500 shares, the Secretary shall give such Trustee 10 days written notice of his apparent disqualification and during said period of 10 days such Trustee shall have the opportunity to correct such disqualification by acquiring the necessary amount of shares. Upon his failure to do so within the said 10 days, he shall be disqualified and shall be relieved of his duties and powers as such Trustee. The Trustees shall be under no obligation to issue or to sell the necessary shares to such apparently disqualified Trustee for the purpose of restoring or correcting his qualification.”

Amended On: March 4, 2008